Exhibit 99.1

O’Donnell Strategic Industrial REIT, Inc. Announces

Effectiveness of $1.1 Billion Public Offering

Newport Beach, CA (August 16, 2011). O’Donnell Strategic Industrial REIT, Inc. announces that its registration statement on Form S-11 relating to its public offering of up to $1.1 billion in shares of its common stock (including shares to be sold pursuant to its distribution reinvestment plan) was declared effective by the U.S. Securities and Exchange Commission on August 15, 2011. O’Donnell Strategic Industrial REIT intends to use the net proceeds from its offering to invest primarily in high-quality, income-producing industrial warehouse properties that are net leased to credit worthy tenants and located in and around strategic geographic distribution hubs.

The shares of common stock, priced at $10 per share, will be made available through SC Distributors, LLC, a FINRA member and the affiliated dealer manager to the offering.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks, uncertainties and contingencies include, but are not limited to, the following: the ability of O’Donnell Strategic Industrial REIT, Inc. to effectively raise capital in its offering, uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of O’Donnell Strategic Industrial REIT, Inc.’s investment strategy; and other risk factors as outlined in O’Donnell Strategic Industrial REIT, Inc.’s registration statement on Form S-11 (Registration No. 333-170173) and periodic reports filed with the U.S. Securities and Exchange Commission. Although O’Donnell Strategic Industrial REIT, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. O’Donnell Strategic Industrial REIT, Inc. undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in O’Donnell Strategic Industrial REIT, Inc.’s expectations.

This press release shall not constitute an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Media Contact:

Griffin Cogorno

Acquisitions Manager - O’Donnell Strategic Industrial REIT, Inc.

949-718-9898